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                                                                     EXHIBIT 4.4

                           STOCK PURCHASE AGREEMENT
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     THIS AGREEMENT is made as of November 5, 1997, between ADOLOR CORPORATION, a Delaware corporation, having its principal office at 371 Phoenixville Pike, Malvern, PA 19355 USA (the "Company"), and KWANG DONG PHARMACEUTICAL COMPANY, a Korean corporation having its principal office at 212-13 Kuro-dong, Kuro-Ku, Seoul, South Korea (the "Purchaser").

                                  BACKGROUND
                                  ----------

     Purchaser and the Company have entered into a certain license agreement dated November 5, 1997 (the "License Agreement"). In connection with entering into the License Agreement, the Company has agreed to issue to Purchaser 960,000 shares of the Company's Series D Convertible Preferred Stock, $.001 par value per share, on the terms and conditions herein set forth.

     NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

     1.   Sale of Stock.
          -------------

          (a) The Company hereby agrees to issue and deliver to Purchaser, and Purchaser hereby agrees to purchase, 960,000 shares of the Company's Series D Convertible Preferred Stock, par value $.001 per share (the "Purchased Shares") with the terms set forth on Schedule 1 hereto, for the aggregate purchase price of One Million Two Hundred Thousand United States dollars (U.S. $1,200,000) as set forth below.

          (b) Purchaser shall deliver to the Company the sum of Six Hundred Thousand United States dollars (U.S. $600,000) by wire transfer on or before the twentieth (20th) day following the Effective Date of the License Agreement to an account specified by the Company.

          (c) Purchaser shall deliver to the Company the sum of Six Hundred Thousand United States dollars (U.S. $600,000) by wire transfer on or before the fiftieth (50th) day following the Effective Date of the License Agreement (the "Delivery Date") to an account specified by the Company.

          (d) Upon receipt of the sums set forth in Sections 1(b) and 1(c) above, the Company shall deliver to the Purchaser on the Delivery Date a stock certificate in the name of Purchaser representing the Purchased Shares.

     2.   Investment Representations.
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          (a)  In connection with the acquisition of the Purchased Shares,
Purchaser represents to the Company the following:
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               (i)    Purchaser is a corporation duly organized, validly
existing and in good standing under the laws of Korea and has all requisite corporate power and authority to carry on its business as now conducted;

               (ii) all corporate action on the part of the Purchaser, necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Purchaser hereunder and the authorization, issuance and delivery of the Purchased Shares being purchased hereunder has been taken; and this Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including Specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought;

               (iii) Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the company to reach an informed and knowledgeable decision to acquire the securities;

               (iv) the Purchased Shares being purchased by Purchaser are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof;

               (v) Purchaser understands that (i) the Purchased Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"); (ii) the Purchased Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (iii) the Purchased Shares will bear a legend to such effect; and (iv) the Company will make a notation on its transfer books to such effect;

               (vi) Purchaser is aware of the adoption of Rule 144 by the Securities and Exchange Commission (the "Commission"), promulgated under the Securities Act, which permits limited public resale of securities acquired in a non-public offering subject to the satisfaction of certain conditions; and Purchaser further represents that it has obtained all necessary governmental approval with regard to purchase of shares in the Company; and

               (vii) Purchaser further acknowledges that in the event all of the requirements of Rule 144 are not met, compliance with Regulation A or some other registration exemption under the Securities Act will be required; and that although Rule 144 is not exclusive, the staff of the Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

          (b)  Representations and Warranties of the Company. The Company hereby
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represents and warrants as follows.

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               (i)    Organization, Good Standing and Qualification. The Company
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is corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware.

               (ii)   Authorization.  All corporate action on the part of the
                      -------------
Company necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Purchased Shares being sold hereunder has been taken, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally. and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the Court before which any proceeding therefor may be brought.

               (iii)  Valid Issuance of Shares.  The Purchased Shares, when
                      ------------------------
issued, sold and delivered in accordance with the term hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable.

     3.   Lockup Agreement.  Purchaser agrees that if, in connection with the
          ----------------
Company's initial public offering of the Company's securities, the Company or the underwriters managing the offering so request, Purchaser shall not sell, make short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Purchased Shares, shares of the Company's Common Stock issued upon conversion of the Purchased Shares or any subsequent equity securities of the Company acquired by Purchaser (together, the "Shares") (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days from the effective date of such registration) as may be requested by the Company or the underwriters. This Section 3 shall be binding on all transferees or assignees of any Shares.

     4.   Legends.  The share certificate evidencing any of the Purchased Shares
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issued hereunder shall be endorsed with the following legends:

          (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT. AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

          (b) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND MAY NOT BE SOLD, EXCHANGED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AND SUBJECT TO ALL THE TERMS AND CONDITIONS OF A CERTAIN

                                      -3-
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          STOCK PURCHASE AGREEMENT DATED AS OF AUGUST, 1997, A COPY OF WHICH THE
          COMPANY WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST
          AND WITHOUT CHARGE."

     5.   Adjustment for Stock Split. All references to the number of Shares and
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the consideration therefor in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

     6.   Prohibited Transfers. Purchaser shall not sell, assign, transfer,
          --------------------
pledge, hypothecate, mortgage, encumber or dispose of all or any of its Shares except as expressly provided in this Agreement. Notwithstanding the foregoing, Purchaser may transfer all or any of its Shares subject to the terms of this Agreement to any wholly owned subsidiary of Purchaser or to any corporate parent of Purchaser so long as such parent owns all of the outstanding voting securities of Purchaser.

     7.   Right of First Refusal on Dispositions.
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          (a)  If at any time Purchaser desires to sell for cash or cash equivalents all or any part of its Shares, pursuant to a bona fide offer from a third party (the "Proposed Transferee"), Purchaser shall submit a written offer (the "Offer") to sell such Shares (the "Offered Shares") to the Company on terms and conditions, including price, not less favorable to the Company than those on which Purchaser proposes to sell such Offered Shares to the Proposed Transferee. The Offer shall disclose the identity of the Proposed Transferee, the Offered Shares proposed to be sold, the total number of Shares owned by Purchaser, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale. The Offer shall further state that the Company may acquire, in accordance with the provisions of this Agreement, all or any portion of the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

          (b) The Company shall have the option, but not the obligation, to purchase all or any portion of the Offered Shares, on the same terms as specified in the Offer. Within twenty (20) days after the giving of the Offer, the Company shall give written notice to Purchaser stating whether or not it elects to exercise its option, the number of Offered Shares to be purchased, and a date and time for consummation of such purchase not more than ninety (90) days after the giving of such Offer by Purchaser. Failure by the Company to give such notice within such time period shall be deemed an election by it not to exercise its option.

          (c) If the Company does not exercise its option to purchase any remaining Offered Shares, the Offered Shares not purchased may be sold by Purchaser at any time within 90 days after the date the Offer was made. Any such sale shall be to the Proposed Transferee, at not less than the price and upon other terms and conditions, if any, not more favorable to the proposed Transferee than those specified in the Offer and such transferred Offered Shares shall remain subject to the terms of this Agreement. Any Offered Shares not sold within such 90-day period shall not be sold without Purchaser again complying with the terms and condition of this Section 7.

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     8.   Termination of Restrictions.  The restrictions contained in Sections 6
          ---------------------------
and 7 shall terminate upon the Consummation of a firmly underwritten public offering registered under the Securities Act, with an aggregate minimum gross offering price to the public of $7,000,000.

     9.   Notice.  Notices given hereunder shall be deemed to have been duly
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given on the date of personal delivery or on the date of postmark if mailed by certified or registered mail, return receipt requested, to the party being notified at its address specified in the introductory paragraph of this Agreement or such other address as the addressee may subsequently notify the other parties of in writing.

     10.  Entire Agreement and Amendments.  This Agreement constitutes the
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entire agreement of the parties with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the parties hereto. To the extent any term or other provision of any other indenture, agreement or instrument by which any party hereto is bound conflicts with this Agreement, this Agreement shall have precedence over such conflicting term or provision.

     11.  Governing Law; Successors and Assigns. This Agreement shall be
          -------------------------------------
governed by the laws of the State of Delaware and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

     12.  Waivers.  No Waiver of any breach or default hereunder shall be
          -------
considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     13.  Severability.  If any provision of this Agreement shall be held to be
          ------------
illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

     14.  Captions.  Captions are for convenience only and are not deemed to be
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part of this Agreement.

     15.  Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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